Exhibit 10.18

LIMITED LIABILITY COMPANY AGREEMENT

OF

GULFSTREAM MANAGEMENT & OPERATING SERVICES, L.L.C.

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF GULFSTREAM MANAGEMENT & OPERATING SERVICES, L.L.C. (this “Agreement”), dated as of February 1, 2001 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by DUKE ENERGY GAS TRANSMISSION CORPORATION, a Delaware corporation (as more particularly defined in Article 1 “DEGT”), and WILLIAMS GAS PIPELINE COMPANY, a Delaware corporation (as more particularly defined in Article 1 “Williams”), as the initial Members (as defined below).

FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which each Member acknowledges and confesses, the Members agree as follows:

ARTICLE 1

DEFINITIONS

1.01  Definitions.    As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

AAA—Section 11.03(b).

Act—the Delaware Limited Liability Company Act.

Affected Member—Section 3.03(c)(i).

Affiliate—with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent.

Agreement—introductory paragraph.

Alternate Representative—Section 6.02(a)(i).

Arbitration Notice—Section 11.02(c).

Arbitrator—Section 11.03(a).

Assignee—any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(iii). The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

Authorizations—licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.

Bankruptcy or Bankrupt—with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

Breaching Member—a Member that (a) has committed a failure or breach of the type described in the definition of “Default,” (b) has received a notice of the type described in such definition of “Default,” and (c) has not cured such failure or breach, but as to which the applicable cure period set forth in such definition of “Default” has not yet expired.

Business Day—any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

Buy-Out Exercise Notice—Section 3.03(c)(ii).

Buy-Out Notice—Section 3.03(c)(i).

Buy-Out Purchasing Member—Section 3.03(c)(ii).

Buy-Out Right—Section 3.03(c)(ii).

Buy-Out Unexercised Portion—Section 3.03(c)(iii).

Capital Account—the account to be maintained by the Company for each Member in accordance with Section 4.06.

Capital Contribution—with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

Certified Public Accountants—a firm of independent public accountants selected from time to time by the Management Committee.

Change of Member Control—with respect to any Member, an event (such as a Disposition of voting securities or other equity interests) that causes such Member to cease to be Controlled by such Member’s then Parent; provided, however, that the term “Change of Member Control” shall not include any of the following events:

(a)    an event that causes such Member’s then Parent to be Controlled by another Person;

(b)    an event that involves the Disposition of voting securities or other equity interests of such Member but also involves the Disposition of other assets having a greater value than the larger of (i) the fair market value of such Member’s Membership Interest or (ii) the Sharing Ratio of such Member times $400 million;

(c)    an event that involves the Disposition of voting securities or other equity interests of a Person that Controls such Member if such Person also owns assets (other than the voting securities or other equity interests of such Member) that have a greater value than the larger of (i) the fair market value of such Member’s Membership Interest or (ii) the Sharing Ratio of such Member times $400 million; and

(d)    a Deemed Membership Disposition or a Disposition that is covered by the terms of Section 3.03(b).

Claim—any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.

Code—the Internal Revenue Code of 1986.

Company – Gulfstream Management & Operating Services, L.L.C., a Delaware limited liability company, as such entity may be named or renamed from time to time, in accordance with Section 2.02 hereof.

Confidential Information – all information and data (including all copies thereof) that is furnished or submitted by any of the Members or their Affiliates, whether oral, written, or electronic, to the other Members or their Affiliates in connection with the Company, and any and all of the activities and studies performed pursuant to the Prior

Agreements or this Agreement, and the resulting information and data obtained from those studies, including market evaluations, market proposals, service designs and pricing, pipeline system design and routing, cost estimating, rate studies, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, gas reserves and deliverability data, studies of the natural gas supplies for the Facilities, and other studies and activities to determine the potential viability of the Facilities and their design characteristics, and identification of key issues. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a)    is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of any Prior Agreement or this Agreement;

(b)    as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement or any other Prior Agreement; or

(c)    has been independently acquired or developed by a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under any other Prior Agreement or this Agreement.

COM Agreement—Section 7.01.

Control—the possession, directly or indirectly, through one or more intermediaries, of the following:

(a)    (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 25% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; and (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; and

(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.

Day—a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

Deemed Membership Disposition—with respect to any Membership Interest that is owned by a Person that owns no assets other than such Membership Interest and assets that are directly related thereto, a Disposition of all of the voting securities or other equity interests of such Person.

Default—with respect to any Member,

(a)    the failure of such Member to contribute, within 10 Days of the date required, all or any portion of a Capital Contribution that such Member is required to make as provided in this Agreement, or

(b)    the failure of a Member to comply in any material respect with any of its other agreements, covenants or obligations under this Agreement, or the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made, in each case if such breach is not cured by the applicable Member within 30 Days of its receiving notice of such breach from any other Member (or, if such breach is not capable of being cured within such 30-Day period, if such Member fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence). The Management Committee may, but shall have no obligation to, extend the foregoing 10-Day and 30-Day periods.

Default Rate—a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 2% per annum, and (b) the maximum rate permitted by Law.

DEGT—Duke Energy Gas Transmission Corporation, a Delaware corporation, and any permitted transferee under this Agreement of its interest in the Company.

Delaware Certificate—Section 2.01.

Dispose, Disposing or Disposition—with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

Disposing Member—Section 3.03(b)(i).

Dispute—Section 11.01.

Disputing Member—Section 11.01.

Dissolution Event—Section 12.01.

Effective Date—introductory paragraph.

Encumber, Encumbering, or Encumbrance—the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

Facilities—(a) the Initial Facilities and (b) any Capital Opportunities (as defined in the GNGS LLC Agreement) that are approved by the GNGS Management Committee and constructed or acquired in accordance with Section 7.02 or 7.03 (as applicable) of the GNGS LLC Agreement.

FERC—the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such commission.

Financing Commitment—definitive agreements between one or more financial institutions or other Persons and GNGS or the Financing Entity pursuant to which such financial institutions or other Persons agree, subject to the conditions set forth therein, to lend money to, or purchase securities of, GNGS or the Financing Entity.

Financing Entity—a corporation, limited liability company, trust or other entity that may be organized for the purpose of issuing securities, the proceeds from which are to be advanced directly or indirectly to GNGS.

GNGS—means Gulfstream Natural Gas System, L.L.C., a Delaware limited liability company.

GNGS LLC Agreement—means that certain Amended and Restated Limited Liability Company Agreement of GNGS dated February 1, 2001, as amended.

Governmental Authority (or Governmental)—a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; including the FERC, any court or other judicial body; and any officer, official or other representative of any of the foregoing.

including—including, without limitation.

Initial Facilities— the natural gas pipeline facilities having an expected capacity of approximately 1100 MDth/day, and generally consisting of 801 miles of 36-inch diameter pipeline from the Pascagoula, Mississippi and Mobile Bay Alabama areas across the Gulf of Mexico, to the west coast of Florida near Tampa and branching out (in pipeline laterals of various lengths and diameters) in an easterly direction to serve power generation plants and other markets across the State of Florida, as further described in the FERC Application, as amended or revised from time to time, filed by GNGS with the FERC in Docket Nos. CP00-6-000, CP00-7-000 and CP00-8-000.

In-Service Date—the date of the placing of the Facilities in service.

Law—any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

Majority Interest—Section 6.02(f)(i)(B).

Management Committee—Section 6.02.

Member—any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

Membership Interest—with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Management Committee; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

NGA—the Natural Gas Act.

Non-Affected Member—Section 3.03(c)(i).

Officer—any Person designated as an officer of the Company as provided in Section 6.02(k), but such term does not include any Person who has ceased to be an officer of the Company.

Parent—the Person that Controls a Member and that is not itself Controlled by any other Person. The Parents of the initial Members as of the Effective Date are set forth in Exhibit A.

Person—the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

Prior Agreements—any prior contracts or agreements between the Members or any of their Affiliates with respect to the Company and the transactions contemplated hereby, whether oral or written.

PUHCA—the Public Utility Holding Company Act of 1935.

PUHCA Event—Section 3.02(d).

Representative—Section 6.02(a)(i).

Required Accounting Practices—the accounting rules and regulations, if any, at the time prescribed by the Governmental Authorities under the jurisdiction of which the Company is at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted accounting principles as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Company.

SEC—the Securities and Exchange Commission or any Governmental Authority succeeding to the powers of such commission under PUHCA.

Securities Act—the Securities Act of 1933.

Services Agreements—Section 7.01.

Service Provider—that Person who, under the terms of the applicable Services Agreement, is to provide the applicable service to the Company that is referred to in this Agreement.

Sharing Ratio—subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.04, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

Sole Discretion—Section 6.02(f)(ii).

Tax Matters Member—Section 8.03.

Term—Section 2.06.

Treasury Regulations—the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

Unanimous Interest—Section 6.02(f)(i)(A).

Williams—Williams Gas Pipeline Company, a Delaware corporation, and any permitted transferee under this Agreement of its interest in the Company.

Withdraw, Withdrawing or Withdrawal—the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Sections 3.03(a) and (b)), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

Withdrawn Member—Section 10.03.

Other terms defined herein have the meanings so given them.

1.02  Interpretation.    Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

ARTICLE 2

ORGANIZATION

2.01  Formation.    The Company has been organized as a Delaware limited liability company by the filing of a certificate of formation with the Secretary of State of Delaware (the “Delaware Certificate”) as of the Effective Date.

2.02  Name.    The name of the Company is “Gulfstream Management & Operating Services, L.L.C.” and all Company business must be conducted in that name or such other names that comply with Law as the Management Committee may select.

2.03  Registered Office; Registered Agent; Principal Office in the United States; Other Offices.    The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Management Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Management Committee shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Management Committee may designate.

2.04  Purposes.    The purposes of the Company are to plan, design, construct, maintain and operate the Facilities, to market the services of the Facilities, to engage in the transmission of natural gas through the Facilities, and to engage in any activities directly or indirectly relating thereto.

2.05  Foreign Qualification.    Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Management Committee, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.06  Term.    The period of existence of the Company (the “Term”) commenced on the Effective Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.04.

ARTICLE 3

MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01  Initial Members.    The initial Members of the Company are DEGT and Williams, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement.

3.02  Representations, Warranties and Covenants.    Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:

(a)    that Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

(b)    that Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c)    that Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied; and

(d)    that Member is exempt from, or is not subject to, regulation as a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company,” in each case as such term is defined in PUHCA; provided, however, that, if the statements in this Section 3.02(d) cease to be true and correct as to a Member (a “PUHCA Event”), such PUHCA Event shall not constitute a Default with respect to such Member or cause such Member to have withdrawn from the Company pursuant to Section 10.02(b) if (i) such Member submits, within five Business Days after such PUHCA Event, a good-faith application to the SEC under PUHCA, and (ii) such application has the effect of exempting all other Members, all “affiliates” (as defined in PUHCA) of such other Members, and the Company from any obligation, duty, or liability under PUHCA; and provided further that, if the SEC denies the Member’s application, such PUHCA Event shall constitute a Default with respect to such Member and shall cause such Member to have withdrawn from the Company pursuant to, and subject to the terms of, Section 10.02(b).

3.03  Dispositions and Encumbrances of Membership Interests.

(a)  General Restriction.    A Member may not Dispose of or Encumber all or any portion of its Membership Interest except in strict accordance with this Section 3.03. References in this Section 3.03 to Dispositions or Encumbrances of a “Membership Interest” shall also refer to Dispositions or Encumbrances of a portion of a Membership Interest. Any attempted Disposition or Encumbrance of a Membership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The rights and obligations constituting a Membership Interest may not be separated, divided or split from the other attributes of a Membership Interest except as contemplated by the express provisions of this Agreement. The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.03 may be enforced by specific performance pursuant to Section 11.04(b).

(b)  Dispositions of Membership Interests.

(i)  General Restriction.    A Member may Dispose of its Membership Interest (and a Member that disposes of all or a part of its Membership Interest shall be a “Disposing Member”) only in the following circumstances and only by complying with all of the requirements of this Section 3.03:

(A)    if a Member’s Affiliate which is a member of GNGS desires to Dispose of all or any part of its membership interests in GNGS and in connection therewith such Member desires to Dispose of its Membership Interest to a Person that is not an Affiliate, then such Member may Dispose of its Membership Interest to the transferee of the membership interest in GNGS or its Affiliate designated in the Buy-Out Notice, but must (x) first offer the other Members the right to acquire such Membership Interest in accordance with Section 3.03(c), and (y) comply with the requirements of Section 3.03(b)(iv); and

(B)    a Member may Dispose of its Membership Interest to an Affiliate, but such Member must comply with the requirements of Section 3.03(b)(iv).

(ii)  Waiver of Purchase Right.    If the non-transferring Member does not elect to purchase the Membership Interest under Section 3.03(c), the Disposing Member shall have the right to transfer its Membership Interests to the proposed transferee identified in the Buy-Out Notice, strictly in accordance with the terms of the Buy-Out Notice, for a period of 60 Days after the expiration of the last applicable period referred to in such Section 3.03(c) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase). If, however, the Disposing Member fails so to Dispose of the Membership Interest within such 60-Day period (or, if applicable, such five Business Day period), the proposed Disposition shall again become subject to the Buy-Out Right.

(iii)  Admission of Assignee as a Member.    An Assignee has the right to be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such Assignee, only if such Disposition is effected in strict compliance with Sections 3.03(a) and (b).

(iv)  Requirements Applicable to All Dispositions and Admissions.    In addition to the requirements set forth in Sections 3.03(b)(i) and 3.03(b)(iii), any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Management Committee, in its sole and absolute discretion, may waive any of the following requirements:

(A)  Disposition Documents.    The following documents must be delivered to the Management Committee and must be satisfactory, in form and substance, to the Management Committee:

(I)  Disposition Instrument.    A copy of the instrument pursuant to which the Disposition is effected.

(II)  Ratification of this Agreement.    An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 3.03(b)(iv)(A)(I): (aa) the notice address of the Assignee; (bb) if applicable, the Parent of the Assignee; (cc) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); (dd) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (ee) representations and warranties by the Disposing Member and its Assignee (AA) that the Disposition and admission is being made in accordance with all applicable Laws and would not result in the Company’s being considered to have terminated within the meaning of Code Section 708, (BB) that the Disposition and admission do not violate any Financing Commitment or any other agreement to which GNGS or the Company is a party.

(B)  Payment of Expenses.    The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, including any legal fees, on or before the 10th Day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than 90 days thereafter. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Rate.

(C)  No Release.    No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

(D)  Indebtedness of Company.    Any Disposition of a Membership Interest shall also include all of the Indebtedness owed by the Company to the Disposing Member (or, if only a portion of a Membership Interest is being Disposed, a proportionate share of such Indebtedness). As long as this Agreement shall remain in effect, all evidences of Indebtedness of the Company owed to any of the Members shall bear an appropriate legend to indicate that it is held subject to, and may be Disposed only in accordance with, the terms and conditions of this Agreement, and that such Disposition may be made only in conjunction with the Disposition of a proportionate part of such Member’s Membership Interest.

(v)  Deemed Membership Disposition.    A Deemed Membership Disposition shall be deemed to be a Disposition of a Membership Interest and must comply with the requirements set forth in Sections 3.03(a) and (b).

(c)  Buy-Out Right.

(i)  Events and Notice.    If any of the following events occur, then the Member desiring to make the Disposition (or the Member to which the event described in (B) below has occurred) (in each case the “Affected Member”) shall give written notice (a “Buy-Out Notice”) to the Company and each other Member (each such other Members being a “Non-Affected Member”):

(A)    the Affected Member desires to make a Disposition under (A) of Section 3.03(b)(i), in which event the Buy-Out Notice shall be given promptly (and in any event within five Business Days after the negotiation of the terms of the Disposition) and shall provide all relevant information with respect to the Disposition, including the name of the proposed transferee (and its relationship to the proposed transferee of the Affected Member’s Affiliate’s interests in GNGS) and all relevant information related to the transfer of the membership interest in GNGS; or

(B)    either a Change of Member Control Event occurs with respect to the Affected Member or Affiliates of the Affected Member no longer hold at least a 33 1/3% membership interest in GNGS, in which event the Buy-Out Notice shall be given promptly (and in any event within five Business Days after the event occurs).

(ii)  Exercise of Buy-Out Right.    Commencing on the date the Buy-Out Notice is given (or on the earlier expiration of the five Business Day period referred to above) and ending 30 days after the Buy-Out Notice is given, Non-Affected Members shall have the right (the “Buy-Out Right”) by written notice to the Affected Member to acquire the Membership Interest of the Affected Member for a price equal to the Capital Contributions made by the Affected Member. A notice in which a Member exercises such Buy-Out Right is referred to herein as a “Buy-Out Exercise Notice,” and a Member that delivers a Buy-Out Exercise Notice is referred to herein as a “Buy-Out Purchasing Member”.

(iii)  Provisions Applicable if There is More Than One Non-Affected Member.    If there is more than one Non-Affected Member, each Member (excluding the Affected Member) shall have the right (but not the obligation) to acquire a portion of the applicable Membership Interest that is equal to (I) the Sharing Ratio represented by such Membership Interest times (II) a fraction, the numerator of which is such Member’s Sharing Ratio and the denominator of which is the total Sharing Ratios of all Members other than the Affected Member. Each Member (other than the Affected Member) shall have 30 Days following its receipt of the Buy-Out Notice in which to notify the other Members (including the Buy-Out Purchasing Member) whether such Member desires to exercise its Buy-Out Right. If the Buy-Out Purchasing Members constitute less than all of the Members (other than the Affected Member), and consequently, there is a portion of the Membership Interest for which such Buy-Out Right has not been exercised (a “Buy-Out Unexercised Portion”), then each Buy-Out Purchasing Member shall have 20 Days following the end of such period in which to notify the other Buy-Out Purchasing Members and the Affected Member whether it desires to acquire the portion of the Buy-Out Unexercised Portion that is equal to (aa) the Sharing Ratio represented by the Buy-Out Unexercised Portion times (bb) a fraction, the numerator of which is such Buy-Out Purchasing Member’s Sharing Ratio and the denominator of which is the total Sharing Ratios of all Buy-Out Purchasing Members. If, at the end of such 20-Day period, there remains a Buy-Out Unexercised Portion, then the Buy-Out Purchasing Members shall have an additional 10-Day period in which to negotiate among themselves for a mutually-agreeable method of sharing the acquisition of the remaining Buy-Out Unexercised Portion. If the Buy-Out Purchasing Members are able to reach such agreement during such 10-Day period, then the Buy-out Right shall be deemed exercised, and the Affected Member and the Buy-Out Purchasing Members shall close the acquisition of the Membership Interest in accordance with Section 3.03(c)(v). If, however, the Buy-Out Purchasing Members are unable to reach such agreement during such 10-Day period, then the Buy-out Right shall be deemed to have been waived.

(iv)  Failure to Exercise.    A Member that fails to exercise a right during any applicable period set forth in this Section 3.03(c) shall be deemed to have waived such right for the subject Buy-Out Notice, but not any right for future Buy-Out Notices.

(v)  Closing.    If the Buy-out Right is exercised in accordance with Section 3.03(c), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company no later than the 60th Day after the expiration of the last applicable period referred to in such Section 3.03(c)(ii) or (iii) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase), unless the Affected Member and the Buy-Out Purchasing Members agree upon a different place or date. At the closing, (A) the Affected Member shall execute and deliver to the Buy-Out Purchasing Members (aa) an assignment of the Membership Interest, in form and substance reasonably acceptable to the Buy-Out Purchasing Members, containing a general warranty of title as to such Membership Interest (including that such Membership Interest is free and clear of all Encumbrances, other than those permitted under Section 3.03(d)(ii)) and (bb) any other instruments reasonably requested by the Buy-Out Purchasing Members to give effect to the purchase; and (B) the Buy-Out Purchasing Members shall deliver to the Affected Member in immediately-available funds the purchase price provided for in Section 3.03(c). The Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

(d)  Encumbrances of Membership Interest.    A Member may not Encumber its Membership Interest, except by complying with one of the two following paragraphs:

(i)     (A) such Member must receive the consent of a Majority Interest of the non-Encumbering Members (calculated without reference to the Sharing Ratio of the Encumbering Member), which consent (as contemplated by Section 6.02(f)(ii)) may be granted or withheld in the Sole Discretion of each such other Member; and (B) the instrument creating such Encumbrance must provide that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Sections 3.03(a) and (b); or

(ii)    such Encumbrance is required by the terms of a Financing Commitment.

3.04  Creation of Additional Membership Interest.    Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the consent of an Unanimous Interest, on such terms and conditions as an Unanimous Interest may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Sections 3.03(a) and (b).

3.05  Access to Information.    Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.05 shall not obligate the Company, the Management Committee, or the Service Provider to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf. Confidential Information obtained pursuant to this Section 3.05 shall be subject to the provisions of Section 3.06.

3.06  Confidential Information.    (a) Except as permitted by Section 3.06(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Member shall use the Confidential Information only in connection with the Facilities and the Company.

(b)    Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Member may make the following disclosures and uses of Confidential Information:

(i)    disclosures to another Member or the Service Provider in connection with the Company;

(ii)    disclosures and uses that are approved by the Management Committee;

(iii)    disclosures that may be required from time to time to obtain requisite Authorizations, if such disclosures are approved by the Management Committee;

(iv)    disclosures to an Affiliate of such Member (A) necessary for obtaining board approvals or as reasonably required for reporting purposes, and (B) on a “need to know” basis in furtherance of the business of the Company, if such Affiliate has agreed to abide by the terms of this Section 3.06, and special care shall be taken to restrict such disclosures in any case where such Affiliate is or may become a Shipper;

(v)    disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company, a Member or the Service Provider to provide services in connection with the Company and has agreed to abide by the terms of this Section 3.06;

(vi)    disclosures to a bona-fide potential direct or indirect purchaser of such Member’s Membership Interest, if such potential purchaser has agreed to abide by the terms of this Section 3.06;

(vii)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law or securities exchange requirements; provided, however, that, prior to any such disclosure, such Member shall, to the extent legally permissible:

(A)    provide the Management Committee with prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(vii);

(B)    consult with the Management Committee on the advisability of taking steps to resist or narrow such disclosure; and

(C)    cooperate with the Management Committee and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of such Member’s counsel, such Member is legally required to disclose, and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)    Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.06.

(d)    Promptly after its Withdrawal, a Withdrawn Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, but subject to the other provisions of this Section 3.06, a Withdrawn Member may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining such Member’s corporate decisions with respect to the Facilities or (ii) preparing such Member’s tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawn Member must notify the Management Committee in advance of such retention and specify in such notice the stated period of such retention.

(e)    The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.04.

(f)    The obligations of the Members under this Section 3.06 (including the obligations of any Withdrawn Member) shall terminate on the second anniversary of the end of the Term.

3.07  Liability to Third Parties.    No Member or its Affiliates shall be liable for the debts, obligations or liabilities of the Company.

3.08  Use of Members’ Names and Trademarks.    The Company, the Members and their Affiliates shall not use the name or trademark of any Member or its Affiliates in connection with public announcements regarding the Company, or marketing or financing activities of the Company, without the prior consent of such Member or Affiliate, which shall not be unreasonably withheld.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.01  Initial Contributions.    Contemporaneously with the execution by such Member of this Agreement, each Member shall make a contribution to the capital of the Company in the amount of $1,000.00 (“Capital Contributions”).

4.02  Subsequent Capital Contributions.    (a) Except as otherwise provided in Section 4.01 or 4.03, the Management Committee shall issue or cause to be issued a written request to each Member for the making of Capital Contributions at such times and in such amounts as the Management Committee shall approve. Such Capital Contributions shall be made in cash, unless a Supermajority Interest elects to request non-cash Capital Contributions. All amounts received by the Company pursuant to this Section 4.02, whether received prior to, on or after the date specified in Section 4.02(b)(iv), shall be credited to the respective Member’s Capital Account as of such specified date (and the Capital Contributions made pursuant to Section 4.01 shall be so credited as of the Effective Date). All amounts received from a Member after the date specified in Section 4.02(b)(iv) by the Company pursuant to this Section 4.02 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Company), which interest shall be payable to the Company and shall accrue from and after such specified date at the Default Rate. Any such interest paid with respect to a Capital Contribution shall be credited to the respective Capital Accounts of all the Members, on a pro rata basis in accordance with their respective Sharing Ratios as of the date such payment is made to the Company after giving effect to the payment of the Capital Contribution with respect to which such interest accrued.

(b)    Each written request issued pursuant to Section 4.02(a) shall contain the following information:

(i)    The total amount of Capital Contributions requested from all Members;

(ii)    The amount of Capital Contribution requested from the Member to whom the request is addressed, such amount to be in accordance with the Sharing Ratio of such Member (except as provided in Section 4.01);

(iii)    The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

(iv)    The date on which payments of the Capital Contribution shall be made (which date shall not be less than 30 Days following the date the request is given, unless a sooner date is approved by the Management Committee) and the method of payment, provided that such date and method shall be the same for each of the Members.

(c)    Each Member agrees that it shall make payments of its respective Capital Contributions in accordance with requests issued pursuant to Section 4.02(a).

4.03  Loans.    (a) If any time after the Capital Contributions referred to in Section 4.01 have been made the Management Committee determines that the Company needs funds, then, rather than calling for Capital Contributions, the Management Committee may issue or cause to be issued a written request to each Member for the making of loans to the Company at such times and in such amounts as the Management Committee shall approve, provided that the Management Committee shall not call for loans rather than Capital Contributions if doing so would breach any Financing Commitment or other agreement of the Company. All amounts received from a Member after the date specified in Section 4.03(b)(iv) by the Company pursuant to this Section 4.03 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Company), which interest shall be payable to the Company and shall accrue from and after such specified date at the Default Rate. Any such interest paid shall be credited to the respective Capital Accounts of all the Members, on a pro rata basis in accordance with their respective Sharing Ratios as of the date such payment is made to the Company, but shall not be considered part of the principal of the loan.

(b)    Each written request issued pursuant to Section 4.03(a) shall contain the following information:

(i)    The total amount of loans requested from all Members;

(ii)    The amount of the loan requested from the Member to whom the request is addressed, such amount to be in accordance with the Sharing Ratio of such Member;

(iii)    The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct;

(iv)    The date on which the loans to the Company shall be made (which date shall not be less than 30 Days following the date the request is given, unless a sooner date is approved by the Management Committee) and the method of payment, provided that such date and method shall be the same for each of the Members; and

(v)    All terms concerning the repayment of or otherwise relating to such loans, provided that such terms shall be the same for each of the Members.

(c)    Each Member agrees that it shall make its respective loans in accordance with requests issued pursuant to Section 4.03(a).

4.04  No Other Contribution Obligations.    No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4.

4.05  Return of Contributions.    Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.06  Capital Accounts.    (a) A Capital Account shall be established and maintained for each Member. Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation § 1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Member by the Company, (v) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation § 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation § 1.704-1(b)(2)(iv)(g). Thus, the Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s property on its books based on the fair market value of the Company’s property on the date of adjustment (as determined pursuant to Section 4.06(b)), immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(l). The Capital Accounts shall not be deemed to be, nor have the same meaning as, the capital account of the Company under the NGA.

(b)    Whenever the fair market value of the Company’s property is required to be determined pursuant to the third and fourth sentences of Section 4.06(a), the Service Provider shall propose such a fair market value in a notice to the other Members. If any other Member disagrees with such determination, such Member shall notify the other Members of such disagreement within 10 Business Days of receiving such notice. If such Dispute is not resolved within five Business Days after such notice, any Member may submit such Dispute to binding arbitration by delivering an Arbitration Notice. All of the provisions of Article 11 shall apply to such arbitration, with the following exceptions: (i) the Arbitrator shall be an appraiser or investment banking firm having expertise in the valuation of natural gas transmission pipelines; (ii) the 20-Day period in Section 11.03(b) shall be a five-Business Day period; and (iii) the 90-Day period in Section 11.04 shall be a 20-Day period.

ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS

5.01  Distributions.    Distributions to the Members shall be made only to all Members (other than a Breaching Member) simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) as determined by the Management Committee.

5.02  Distributions on Dissolution and Winding-Up.    Upon the dissolution and winding-up of the Company, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed to all of the Members (other than a Breaching Member) in amounts equal to the Members’ positive Capital Account balances.

5.03  Allocations.    (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.06 and for income tax purposes, except as provided in Section 5.03(b), each item of income, gain, loss, deduction and credit of the Company shall be allocated to the Members in accordance with their Sharing Ratios.

(b)    For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

5.04  Varying Interests.    All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

ARTICLE 6

MANAGEMENT

6.01  Generally.    The management of the Company is fully vested in the Members. To facilitate the orderly and efficient management of the Company, the Members shall act (a) collectively as a “committee of the whole” (named the Management Committee) pursuant to Section 6.02, and (b) through the delegation of certain duties and authority to the Officers. Subject to the express provisions of this Agreement, each Member agrees that it will not exercise its authority under the Act to bind or commit the Company to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company.

6.02  Management Committee.    The Members shall act collectively through meetings as a “committee of the whole,” which is hereby named the “Management Committee.” Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

(a)    Representatives.

(i)  Designation.    To facilitate the orderly and efficient conduct of Management Committee meetings, each Member shall notify the other Members, from time to time, of the identity of (A) one of its officers, employees or agents who will represent it at such meetings (a “Representative”), and (B) two of its officers, employees or agents, one of whom will represent it at any meeting that the Member’s Representative is unable to attend (each an “Alternate Representative” and collectively, the “Alternative Representatives”). (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.). The initial Representative and Alternate Representatives of each Member are set forth in Exhibit A. A Member may designate a different Representative or Alternate Representative for any meeting of the Management Committee by notifying each of the other Members at least three Business Days prior to the scheduled date for such meeting; provided, however, that if giving such advance notice is not feasible, then such new Representative or Alternate Representative shall present written evidence of his or her authority at the commencement of such meeting.

(ii)  Authority.    Each Representative shall have the full authority to act on behalf of the Member that designated such Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated such Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which such Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

(iii)  Disclaimer of Duties, Indemnification.    EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY. THE PROVISIONS OF SECTION 6.02(f)(ii) SHALL ALSO INURE TO THE BENEFIT OF EACH MEMBER’S REPRESENTATIVE. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, SUCH REPRESENTATIVE’S SERVICE ON THE MANAGEMENT COMMITTEE.

(iv)  Attendance.    Each Member shall use all reasonable efforts to cause its Representative or Alternate Representative to attend each meeting of the Management Committee, unless its Representative is unable to do so because of a “force majeure” event or other event beyond his reasonable control, in which event such Member shall use all reasonable efforts to cause its Representative or Alternate Representative to participate in the meeting by telephone pursuant to Section 6.02(h).

(v)  Related Party Agreements.    Notwithstanding anything in this Agreement to the contrary, unanimity, with respect to any issue under any agreement between the Company and one or more or both Members or their Affiliates (including the Services Agreements), the Member that is not a party to the agreement shall have the unilateral right to act on behalf of the Company (including as to declaring a default or sending a notice of termination (but not a notice of termination under Section 6.02(i)(i)(I), which requires a Unanimous Interest)), and enforce the rights of the Company against the other Member or its Affiliate that is the party to the agreement. No Member shall have the right or authority to cause the Company to breach any such agreement, including the Services Agreements

(b)  Chairman and Secretary.    One of the Representatives will be designated as Chairman of the Management Committee, in accordance with this Section 6.02(b), to preside over meetings of the Management Committee. From the Effective Date until December 31, 2001, the Chairman shall be the Representative designated by DEGT. From January 1, 2002 until December 31, 2002, the Chairman shall be the Representative designated by Williams. Thereafter, unless the Management Committee decides otherwise, the Chairmanship shall be rotated on an annual basis among the Representatives of the Members, with such rotation proceeding with the Member having the largest Sharing Ratio going first (and alphabetically among Members with identical Sharing Ratios), and with the Members named in the preceding two sentences being excluded from the first round of rotation (unless they are the only Members); provided, however, no Member with a Sharing Ratio of less than 20% shall be entitled to designate the Chairman. Any Member may waive its right to the Chairmanship. The Management Committee shall also designate a Secretary of the Management Committee, who need not be a Representative, but shall be an employee of the Chairman’s company or an Affiliate thereof.

(c)  Procedures.    The Secretary of the Management Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval within 10 Days after each meeting. The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

(d)  Time and Place of Meetings.    The Management Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Management Committee. Notice of, and an agenda for, all Management Committee meetings shall be provided by the Chairman to all Members at least five Days prior to the date of each meeting, together with proposed minutes of the previous Management Committee meeting (if such minutes have not been previously ratified). Special meetings of the Management Committee may be called at such times, and in such manner, as any Member deems necessary. Any Member calling for any such special meeting shall notify the Chairman, who in turn shall notify all Members of the date and agenda for such meeting at least five Days prior to the date of such meeting. Such five-Day period may be shortened by the Management Committee, acting through a Unanimous Interest. All meetings of the Management Committee shall be held at a location designated by the Chairman. Attendance of a Member at a meeting of the Management Committee shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(e)  Quorum.    Except as contemplated by Section 6.02(a)(v), the presence of a Majority Interest shall constitute a quorum for the transaction of business at any meeting of the Management Committee.

(f)    Voting.

(i)  Voting by Sharing Ratios; Voting Thresholds.    Except as provided otherwise in this Agreement, voting shall be according to the Members’ respective Sharing Ratios. Set forth below are definitions of the principal voting thresholds that are required to approve certain actions (such thresholds being subject to adjustment pursuant to Section 6.02(f)(iii)):

(A)    “Unanimous Interest” means all of the Members; and

(B)    “Majority Interest” means two or more Members holding among them at least a majority of the Sharing Ratios; provided, however, that any Members that are Affiliates of one another shall count as a single Member for purposes of determining whether two or more Members have approved the applicable matter.

Except for matters that require the approval of a Unanimous Interest pursuant to the provisions of this Agreement and except as contemplated by Section 6.02(a)(v), the vote of a Majority Interest shall constitute the action of the Management Committee.

(ii)  DISCLAIMER OF DUTIES.    WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE OR OTHERWISE UNDER THIS AGREEMENT, EACH MEMBER MAY GRANT OR WITHHOLD SUCH VOTE, CONSENT OR APPROVAL (A) IN ITS SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE, (C) SUBJECT TO SUCH CONDITIONS AS IT SHALL DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY (COLLECTIVELY, “SOLE DISCRETION”). THE PROVISIONS OF THIS SECTION 6.02(f)(ii) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS REPRESENTATIVE.

(iii)  Exclusion of Certain Members and Their Sharing Ratios.    With respect to any vote, consent or approval, any Breaching Member or Withdrawn Member shall be excluded from such decision (as contemplated by Section 10.03(b)), and the Sharing Ratio of such Breaching Member or Withdrawn Member shall be disregarded in calculating the voting thresholds in Section 6.02(f)(i). In addition, if any other provision of this Agreement provides that a Majority Interest or Unanimous Interest is to be calculated without reference to the Sharing Ratio of a particular Member, then the applicable voting threshold in Section 6.02(f)(i) shall be deemed adjusted accordingly.

(g)  Action by Written Consent.    Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Members that could have taken the action at a meeting of the Management Committee.

(h)  Meetings by Telephone.    Members may participate in and hold such meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(i)  Matters Requiring Management Committee Approval.    Notwithstanding any other provision of this Agreement, none of the following actions may be taken by, or on behalf of, the Company without first obtaining the vote of the Management Committee described below:

(i)  Unanimous Interest.    The following actions shall require the approval of a Unanimous Interest :

(A)    dissolution of the Company pursuant to Section 12.01(a);

(B)    causing or permitting the Company to become Bankrupt (but this provision shall not be construed to require any Member to ensure the profitability or solvency of the Company); and

(C)    the Disposition or abandonment of all or substantially all of the Company’s assets;

(D)    causing or permitting the Company to merge, consolidate or convert into any other entity;

(E)    calling for loans to the Company pursuant to Section 4.03 rather than Capital Contributions pursuant to Section 4.02;

(F)    selecting a different name for the Company;

(G)    approving accounting procedures for the Company;

(H)    amending either of the Services Agreements;

(I)    terminating either of the Services Agreements under Section 7.2.3(f) thereof;

(J)    amending or terminating the COM Agreement; or

(K)    any other action that, pursuant to an express provision of this Agreement, requires the approval of a Unanimous Interest.

(ii)  Majority Interest.    A Majority Interest shall be required to approve any other action that, pursuant to an express provision of this Agreement,

(A) requires the approval of a Majority Interest or (B) requires the approval of the Management Committee but does not expressly require the approval of a Unanimous Interest.

(j)  Subcommittees.    The Management Committee may create such subcommittees, and delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

(k)  Officers.    The Management Committee may designate one or more Persons to be Officers of the Company. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have the power, authority and duties as are set forth by the Management Committee or this Agreement. DEGT and Williams may each designate a Senior Vice President and General Manager each of whom shall be (i) an Officer of the Company and (ii) subject to approval by and report to the Management Committee (respectively, hereinafter the “DEGT Senior Vice President and General Manager” and the “Williams Senior Vice President and General Manager”). All Officers shall serve at the pleasure of the Management Committee and report to the Management Committee.

(l)  Powers and Duties of the Senior Vice President and General Managers.    Unless otherwise determined by the Management Committee, each of the Senior Vice President and General Managers shall have general management and control of the business and operations of the Company with all such powers as may be reasonably incident to such responsibilities. Subject to the provisions of this Agreement, the DEGT Senior Vice President and General Manager and the Williams Senior Vice President and General Manager may agree upon and execute all contracts and other obligations in the name of the Company and shall have such authority and be responsible for the performance of such duties as are set forth in the COM Agreement and as otherwise may be delegated to each of them by the Management Committee.

ARTICLE 7

CONSTRUCTION, OPERATION AND MANAGEMENT AGREEMENT

7.01  Construction, Operation and Management Agreement; Services Agreement.    Contemporaneously with the execution of this Agreement, the Company shall enter into a Construction, Operation and Management Agreement (the “COM Agreement”) for the construction and physical operation of the Facilities by the Company. The Senior Vice President and General Managers so designated by DEGT and Williams and confirmed by the Management Committee shall oversee the Company’s performance under the COM Agreement, administer the COM Agreement and coordinate with the Company in connection with the construction and operation of the Facilities. The Company may enter into a services agreement with DEGT or an Affiliate thereof and a services agreement with Williams or an Affiliate thereof (each a “Services Agreement”) each of which will set forth the services to be provided under the COM Agreement.

ARTICLE 8

TAXES

8.01  Tax Returns.    The Management Committee shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

8.02  Tax Elections.    The Company shall make the following elections on the appropriate tax returns:

(a)    to adopt as the Company’s fiscal year the calendar year;

(b)    to adopt the accrual method of accounting;

(c)    if a distribution of the Company’s property as described in Code Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(d)    to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

(e)    any other election the Management Committee may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

8.03  Tax Matters Member.    (a) The Management Committee shall designate a Member to serve as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b)    The Tax Matters Member shall take no action without the authorization of the Management Committee, other than such action as may be required by Law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c)    The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Management Committee. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

(d)    No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Management Committee consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(e)    If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE 9

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.01  Maintenance of Books.    (a) The Management Committee shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Management Committee complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Members and the Management Committee, and any other books and records that are required to be maintained by applicable Law.

(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with Required Accounting Practices, and (iii) unless the Management Committee decides otherwise, audited by the Certified Public Accountants at the end of each calendar year.

9.02  Reports.    (a) With respect to each calendar year, the Management Committee shall cause to be prepared and delivered to each Member:

(i)    Within 150 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, and, if required by the Management Committee, an audited or unaudited report thereon of the Certified Public Accountants; and

(ii)    Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

(b)    Within 45 Days after the end of each calendar month, the Management Committee shall cause to be prepared and delivered to each Member, with an appropriate certificate of the Person authorized to prepare the same (provided that the Management Committee may change the financial statements required by this Section 9.02(b) to a quarterly basis or may make such other change therein as it may deem appropriate):

(i)    A profit and loss statement and a statement of cash flows for such month (including sufficient information to permit the Members to calculate their tax accruals), for the portion of the calendar year then ended and for the 12-month period then ended;

(ii)    A balance sheet and a statement of each Member’s Capital Account as of the end of such month and the portion of the calendar year then ended; and

(iii)    A statement comparing the actual financial status and results of the Company as of the end of or for such month and the portion of the calendar year then ended with the budgeted or forecasted status and results as of the end of or for such respective periods.

9.03  Bank Accounts.    Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee. All withdrawals from any such depository shall be made only as authorized by the Management Committee and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE 10

WITHDRAWAL

10.01  No Right of Withdrawal.    A Member has no power or right to voluntarily Withdraw from the Company.

10.02  Deemed Withdrawal.    A Member is deemed to have Withdrawn from the Company upon the occurrence of any of the following events:

(a)	the Member becomes Bankrupt;

(b)	there occurs an event that (i) makes it unlawful for the Member to continue to be a Member or (ii) causes the Member’s continued membership in the Company to subject the Company, any other Member, or any “affiliate” (as defined in PUHCA) of any other Member to regulation under PUHCA, unless all other Members, in their Sole Discretion, unanimously determine such regulation not to be burdensome and so inform the Member subjected to such event in writing within three Business Days following such event;

(c)	the Member dissolves and commences liquidation or winding-up;

(d)	the Member commits a Default;

(e)	a Services Agreement between the Member (or its Affiliate) and the Company is validly terminated (i) by the Company due to a default by the Member (or its Affiliate) that is a party thereto or (ii) pursuant to Section 7.2.3(e) of the Services Agreement.

(f)	the Affiliate of the Member that is a member in GNGS is deemed to have “withdrawn” under the GNGS LLC Agreement, or, if there are two or more Affiliates of the Member that are members in GNGS, all such Affiliates are deemed to have “withdrawn” under the GNGS LLC Agreement.

10.03  Effect of Withdrawal.    A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”), must comply with the following requirements in connection with its Withdrawal:

(a)    The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event, and shall not receive any compensation or return of capital with respect to its Membership Interest.

(b)    The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), and neither it nor its Representative shall be entitled to exercise any voting or consent rights, or to appoint any Representative or Alternative Representative to the Management Committee (and the Representative (and the Alternative Representative) appointed by such Member shall be deemed to have resigned) or to receive any further information (or access to information) from the Company. The Sharing Ratio of such Member shall not be taken into account in calculating the Sharing Ratios of the Members for any purposes. This Section 10.03(b) shall also apply to a Breaching Member; but if a Breaching Member cures its breach during the applicable cure period, then any distributions that were withheld from such Member shall be paid to it, without interest.

(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.

(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the Withdrawal.

(e)    In the event of a deemed Withdrawal under Section 10.02(a), the Withdrawn Member shall not be entitled to receive any distributions that are made by the Company from and after the date of Withdrawal (including any amounts received by the Company under the Construction, Operation and Management Agreement).

(f) The Sharing Ratio of the Withdrawn Member shall be allocated among the remaining Members in the proportion that each Member’s Sharing Ratio bears to the total Sharing Ratio of all remaining Members, or in such other proportion as the Members may unanimously agree.

ARTICLE 11

DISPUTE RESOLUTION

11.01  Disputes.    This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members (including through the Management Committee); provided, however, that (i) any matter that is expressly stated herein to be determinable by arbitration may be so determined pursuant to this Article 11 and (ii) if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 11 applies. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.

11.02  Negotiation to Resolve Disputes.    If a Dispute arises, the Disputing Members shall attempt to resolve such Dispute through the following procedure:

(a)    first, the Representative of each of the Disputing Members shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(b)    second, if the Dispute is still unresolved after 20 Days following the commencement of the negotiations described in Section 11.02(a), then the chief executive officer (or his designee) of the Parent of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

(c)    third, if the Dispute is still unresolved after 10 Days following the commencement of the negotiations described in Section 11.02(b), then any Disputing Party may submit such Dispute to binding arbitration under this Article 11 by notifying the other Disputing Members (an “Arbitration Notice”).

11.03  Selection of Arbitrator.    (a) Any arbitration conducted under this Article 11 shall be heard by a sole arbitrator (the “Arbitrator”) selected in accordance with this Section 11.03. Each Disputing Member and each proposed Arbitrator shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing

Member and such proposed Arbitrator, and any Disputing Member may disapprove of such proposed Arbitrator on the basis of such relationship or Affiliation.

(b)    The Disputing Member that submits a Dispute to arbitration shall designate a proposed Arbitrator in its Arbitration Notice. If any other Disputing Member objects to such proposed Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Members of such objection. All of the Disputing Members shall attempt to agree upon a mutually-acceptable Arbitrator. If they are unable to do so within 20 Days following delivery of the notice described in the immediately-preceding sentence, any Disputing Member may request the American Arbitration Association (or, if such Association has ceased to exist, the principal successor thereto) (the “AAA”) to designate the Arbitrator. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 11.03.

11.04  Conduct of Arbitration.    The Arbitrator shall expeditiously (and, if possible, within 90 Days after the Arbitrator’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in the City of Houston, Texas. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such Rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If it deems necessary, the Arbitrator may propose to the Disputing Members that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Members, which shall not be unreasonably withheld. Each Disputing Member, the Arbitrator and any proposed expert shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member (or the Arbitrator) and such proposed expert; and any Disputing Member may disapprove of such proposed expert on the basis of such relationship or Affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Members and may be enforced in any court of competent jurisdiction; provided that the Members agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive, special, consequential or exemplary damages to any Disputing Member. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated among the Disputing Members in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Disputing Members.

ARTICLE 12

DISSOLUTION, WINDING-UP AND TERMINATION

12.01  Dissolution.    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a)    the unanimous consent of the Management Committee to dissolve the Company;

(b)    entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(c)    the Disposition or abandonment of all or substantially all of the Company’s business and assets; or

(d)    an event that makes it unlawful for the business of the Company to be carried on.

12.02  Winding-Up and Termination.    (a) On the occurrence of a Dissolution Event, the Management Committee shall designate a Member or other Person to serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;

(ii)    the liquidator shall discharge from Company funds all of the Indebtedness and other debts, liabilities and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.03) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii)     all remaining assets of the Company shall be distributed to the Members as follows:

(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.02; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

(b)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(c)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that there is a reasonable basis for believing will ever be needed again shall be furnished to the Service Provider, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three years. At such time as the Service Provider no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.

12.03  Deficit Capital Accounts.    No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

12.04  Certificate of Cancellation.    On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13

GENERAL PROVISIONS

13.01  Offset.    Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

13.02  Notices.    Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 3.03(b)(iv)(A)(II) or 3.04, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.03  Entire Agreement; Superseding Effect.    This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all Prior Agreements.

13.04  Effect of Waiver or Consent.    Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.05  Amendment or Restatement.    This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by a Unanimous Interest.

13.06  Binding Effect.    Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

13.07  Governing Law; Severability.    THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

13.08  Further Assurances.    In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.08 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.

13.09  Waiver of Certain Rights.    Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

13.10  Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

DUKE ENERGY GAS TRANSMISSION CORPORATION

By:	/s/ Alan N. Harris
Name: Alan N. Harris
Title: Vice President

WILLIAMS GAS PIPELINE COMPANY

By:	/s/ Gary D. Lauderdale
Name: Gary D. Lauderdale
Title: Senior Vice President

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.01	Definitions	1
1.02	Interpretation	9

ARTICLE 2 ORGANIZATION		9
2.01	Formation	9
2.02	Name	9
2.03	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	9
2.04	Purposes	9
2.05	Foreign Qualification	9
2.06	Term	10

ARTICLE 3 MEMBERSHIP; DISPOSITIONS OF INTERESTS		10
3.01	Initial Members	10
3.02	Representations, Warranties and Covenants	10
3.03	Dispositions and Encumbrances of Membership Interests	11
3.04	Creation of Additional Membership Interest	15
3.05	Access to Information	15
3.06	Confidential Information	16
3.07	Liability to Third Parties	17
3.08	Use of Members’ Names and Trademarks	17

ARTICLE 4 CAPITAL CONTRIBUTIONS		17
4.01	Initial Contributions	17
4.02	Subsequent Capital Contributions	18
4.03	Loans	18
4.04	No Other Contribution Obligations	19
4.05	Return of Contributions	19
4.06	Capital Accounts	19

ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS		20
5.01	Distributions	20
5.02	Distributions on Dissolution and Winding-Up	20
5.03	Allocations	21
5.04	Varying Interests	21

ARTICLE 6 MANAGEMENT		21
6.01	Generally	21
6.02	Management Committee	21

ARTICLE 7 CONSTRUCTION, OPERATION AND MANAGEMENT AGREEMENT		26
7.01	Construction Operation and Management Agreement; Services Agreement	26

ARTICLE 8 TAXES		27
8.01	Tax Returns	27

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	8.02	Tax Elections	27
	8.03	Tax Matters Member	27

ARTICLE 9 BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS			28
	9.01	Maintenance of Books	28
	9.02	Reports	28
	9.03	Bank Accounts	29

ARTICLE 10 WITHDRAWAL			29
	10.01	No Right of Withdrawal	29
	10.02	Deemed Withdrawal	29
	10.03	Effect of Withdrawal	30

ARTICLE 11 DISPUTE RESOLUTION			31
	11.01	Disputes	31
	11.02	Negotiation to Resolve Disputes	31
	11.03	Selection of Arbitrator	31
	11.04	Conduct of Arbitration	32

ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION			33
	12.01	Dissolution	33
	12.02	Winding-Up and Termination	33
	12.03	Deficit Capital Accounts	34
	12.04	Certificate of Cancellation	34

ARTICLE 13 GENERAL PROVISIONS			34
	13.01	Offset	34
	13.02	Notices	35
	13.03	Entire Agreement; Superseding Effect	35
	13.04	Effect of Waiver or Consent	35
	13.05	Amendment or Restatement	35
	13.06	Binding Effect	35
	13.07	Governing Law; Severability	35
	13.08	Further Assurances	36
	13.09	Waiver of Certain Rights	36
	13.10	Counterparts	36

EXHIBITS:
	A Members

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

GULFSTREAM MANAGEMENT & OPERATING SERVICES, L.L.C.

A Delaware Limited Liability Company

February 1, 2001

EXHIBIT A

MEMBERS

Name and Address	Sharing Ratio	Parent	Management Committee Representative and Alternate Representatives
Duke Energy Gas Transmission Corporation 5400 Westheimer Court Houston, Texas 77056-5310 Attn: Senior Vice President Fax: (713) 627-5033	50%	Duke Energy Corporation	Robert B. Evans—Representative Thomas C. O’Connor—Alternate Representative Theopolis Holeman—Alternate Representative

Williams Gas Pipeline Company 2800 Post Oak Blvd. Houston, Texas 77056 Attn: Gary D. Lauderdale Senior Vice President Fax: (713) 215-4269	50%	The Williams Companies, Inc.	Cuba Wadlington, Jr.—Representative Gary D. Lauderdale—Alternate Representative Frank J. Ferazzi—Alternate Representative